Exhibit 99.1

                       Contact:            Mike Kovar
                                           Chief Financial Officer
                                           Fossil, Inc.
                                           (972) 699-2229

                       Investor Relations: Allison Malkin
                                           Integrated Corporate Relations
                                           (203) 682-8200

           FOSSIL, INC. REPORTS FOURTH QUARTER AND FISCAL 2005 RESULTS
                     Fourth Quarter Diluted EPS Totals $0.31
                      Fiscal 2005 Net Sales Top $1 Billion
                          Confirms Fiscal 2006 Guidance

--------------------------------------------------------------------------------

Richardson, TX. February 21, 2006 -- Fossil, Inc. (NASDAQ: FOSL) today reported fourth quarter net sales and earnings for the thirteen-week period ("Fourth Quarter") and fiscal year ended December 31, 2005.

Fourth Quarter Results:
----------------------

o Net sales increased 1.8% to $324.2 million compared to $318.4 million in 2004;
o Gross profit was $160.5 million, or 49.5% of net sales, compared to $172 million, or 54.0% of net sales, in 2004;
o Operating income totaled $33.4 million, or 10.3% of net sales compared to $48.3 million, or 15.2% of net sales in 2004; and
o Net income was $22.2 million, or $0.31 per diluted share compared to $35.1 million or $0.47 per diluted share in 2004.

"Fourth Quarter results reached the high end of our revised estimates of $0.28 to $0.31," stated Mike L. Kovar, Fossil's Chief Financial Officer. "While we are pleased that the final results settled in on the high end of the range, it still does not diminish our disappointment in not reaching the original earnings target. Shortfalls in our fashion watch product sales in the US and internationally combined with lower consolidated gross profit margins were the principal contributing factors. We did experience sales growth in other watch categories, accessories and our retail stores. Most notably, in watches we achieved a 19% increase in luxury watches with strong gains for our MICHELE(R), BURBERRY(R) and ZODIAC(R) brands while sales from our accessories business and Company-owned retail stores continued to grow at a double-digit pace. As we begin fiscal 2006, we are enthusiastic regarding our new product launches. ADIDAS(R) watches, MARC JACOBS(R) watches and MICHELE and DIESEL(R) jewelry are expected to be solid contributors in 2006," added Mr. Kovar.

"A significant advantage our company has is its employees whom we believe are in the best situation in the industry to generate innovative styles and creative, cost effective marketing while continuing to provide the best global support of our businesses and customers. However until we reinvigorate sales in our fashion watch segment, our sales guidance is based on a continuation of the consolidated sales trends we reported in the fourth quarter plus the estimated sales contribution from new product launches. At the same time, we will focus on reducing our expenses and inventory levels accordingly," concluded Mr. Kovar.

For the Fiscal Year Ended December 31, 2005:
-------------------------------------------

     o Net sales rose 8.4% to slightly over $1.0 billion compared to $960.0 million in 2004;
     o Gross profit was $533.7 million, or 51.3% of net sales compared to $504 million, or 52.5% of net sales in 2004;
     o Operating income totaled $109.4 million, or 10.5% of net sales compared to operating income of $135.4 million, or 14.1% of net sales in 2004;
     o Net income was $78.1 million, or $1.07 per diluted share compared to net income of $90.6 million, or $1.22 per diluted share in 2004; and
     o Fiscal 2005 diluted earnings per share was $0.90 prior to approximately $12 million of tax benefits related to the repatriation of foreign earnings under the American Jobs Creation Act of 2004, "The Act".

Worldwide net sales rose 1.8% (4.8% increase excluding currency impact) during the Fourth Quarter with particular strength in luxury watches, accessory and jewelry categories as well as increased sales from Company-owned stores. Increases from these categories were partially offset by a reduction in sales volume growth from the Company's global FOSSIL(R) watch business. Total international wholesale sales declined 5.3% (a 1% increase excluding currency impact) with Europe sales declining 8.4% (1% decrease excluding currency impact). The decline in Europe sales was primarily a result of decreased sales volume in FOSSIL watches partially offset by sales volume growth in FOSSIL jewelry and licensed watches. Other international sales rose by 4.8% (7.1% increase excluding currency impact), mainly due to sales volume increases related to licensed watches. Domestic wholesale sales rose by 4.4%, which included sales volume growth in accessories and MICHELE, mass market and licensed watches. These increases were partially offset by an 18.6% decline in FOSSIL watch sales. Sales from Company-owned retail stores increased 17.9%, as a result of a 24.2% increase in the average number of stores opened during the quarter partially offset by a comp-store sales decline of 2.3%. Worldwide net sales for fiscal 2005 increased 8.4% (8.7% increase excluding currency impact) primarily due to sales volume growth in the Company's domestic accessories business and increased sales from Company-owned retail stores primarily driven by a 25.7% increase in the number of stores opened during 2005.

Gross profit margin was 49.5% in the Fourth Quarter compared to 54% in the prior year period. The decline in gross profit margin was mainly attributable to i) a stronger US dollar in comparison to foreign currencies of other countries in which the Company distributes its product, ii) a reduction in the sales mix related to the Company's international sales which generally carry higher gross profit margins than the Company's historical consolidated gross profit margin,
iii) an increase in the sales mix of the Company's domestic accessories business which generally has lower gross profit margins than the Company's historical consolidated gross profit margin, iv) increases in inbound and outbound freight cost, and v) to a lesser extent, slightly higher markdowns as a percentage of net sales. For the year, gross profit margin was 51.3% compared to 52.5% in fiscal 2004. The decrease was primarily the net result of i) a sales mix shift from the Company's higher gross profit margin producing international businesses and domestic watch business to the lower gross margin producing domestic accessories business, partially offset by ii) an increase in sales from Company-owned retail stores which generally produce higher gross profit margins than the Company's historical consolidated gross profit margin.

Operating expenses, as a percentage of net sales, increased to 39.2% in the Fourth Quarter compared to 38.8% in the comparable prior year period. Included in Fourth Quarter operating expenses is an approximate $3.7 million reduction in expenses related to the translation impact of a stronger U.S. dollar partially offset by an increase of approximately $1.7 million of operating expenses related to businesses acquired during 2005. Excluding these items, operating expense increases were mainly driven by increased payroll expenses and partially offset by reduced advertising expenses. Advertising expense declined approximately $3.0 million to 10.5% of net sales compared to 11.6% of net sales in the Fourth Quarter of fiscal 2004. For the year, operating expenses as a percentage of net sales increased to 40.8% compared to 38.4% in Fiscal 2004 primarily resulting from an increase in payroll expenses.

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

During the Fourth Quarter, lower gross profit margins combined with increased operating expenses resulted in an operating profit margin of 10.3% of net sales compared to 15.2% of net sales in the prior year quarter. Operating income for the Fourth Quarter was unfavorably impacted by approximately $5.9 million as a result of the translation impact of a stronger U.S. dollar, as compared to a $9 million benefit in the fourth quarter last year. For the year, operating profit margin was 10.5% of net sales compared to 14.1% of net sales in fiscal 2004.

Fourth Quarter and fiscal 2005 other income (expense) decreased unfavorably by approximately $3.1 million and $11.3 million, respectively, when compared to the comparable prior year periods. This unfavorable decrease was related to increased currency losses associated with settlement and the mark-to-market impact of certain foreign currency payable and receivable balances as the US dollar strengthened against the Company's other major balance sheet related currencies since the end of the Company's 2004 fiscal year.

The Company's effective income tax rate was 36.1% during the Fourth Quarter and 24.6% for the full year compared to 33.7% and 35.8%, respectively, in the prior year comparable periods. The reduction in the tax rate for the full year was due to the repatriation of foreign earnings pursuant to The Act. For fiscal 2006, the Company estimates that its tax rate will approximate 37%.

The Company ended the 2005 fiscal year with $64.0 million in cash and working capital of $322.2 million. During the Fourth Quarter, the Company used approximately $58 million of its cash balances to repurchase approximately 3 million common shares under a 3.5 million share repurchase program. Inventory at fiscal year end 2005 rose by 34.5% to $241.0 million, as compared to prior year-end inventory of $179.2 million. The increase in inventories was mainly attributable to the following factors: i) actual fourth quarter sales falling below the Company's original expectations, ii) higher levels of luxury watch inventories primarily due to longer production lead times, iii) increased levels of in-transit inventories related to accessories, primarily to support continued growth in the segment, and iv) inventory increases associated with new businesses acquired in 2005. Accounts receivable at December 31, 2005 declined to $142.0 million compared to $155.3 million at January 1, 2005. Day's sales outstanding decreased to 40 days for the Fourth Quarter compared to 44 days in the prior year period. The decrease in days sales outstanding was primarily due to a sales mix shift from international sales to domestic sales and an increase in sales mix from Company-owned stores. The Company's collection cycle for its international sales are generally longer when compared to that of its domestic businesses.

On January 17, 2006 the Company completed the 3.5 million share repurchase program announced in November 2005 at a total cumulative cost of approximately $70 million. The Company currently has approximately 700,000 shares remaining under a previous buyback authorization.

The Company is also confirming its previous guidance for 2006. For the first quarter of fiscal 2006, the Company expects diluted earnings per share to approximate $0.12, as compared to the first quarter fiscal 2005 diluted earnings per share of $0.32, or $0.19 diluted earnings per share excluding an approximate $10 million tax benefit related to The Act. For the 2006 fiscal year management estimates net sales growth of approximately 9% with sales in the first half of fiscal 2006 expected to rise about 7%, with the second half increasing by approximately 10%. This is primarily due to (i) tougher currency comparisons in the first half of the year; and (ii) the launch of new business initiatives weighted more heavily to the second half of the year. Management estimates diluted earnings per share for fiscal 2006 of approximately $1.05, which includes a $0.03 to $0.04 per diluted share negative impact from the implementation of SFAS No. 123R, "Share-Based Payment", as well as a $0.06 per diluted share benefit from a lower share count given that the Company completed its 3.5 million share repurchase program in January 2006. This compares to actual fiscal 2005 earnings of $1.07 per diluted share or $0.90 per diluted share, excluding tax benefits. This guidance reflects the current prevailing currency exchange rates between the U.S dollar and foreign currencies of other countries in which the Company operates.

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

Certain statements contained herein that are not historical facts constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. The actual results of the future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements. Among the factors that could cause actual results to differ materially are: general economic conditions, competition, acts of terrorism or acts of war, government regulation, changes in foreign currency valuations in relation to the United States Dollar and possible future litigation, as well as the risks and uncertainties set forth in the Company's Current Report on Form 8-K dated September 14, 2004 and the Company's Form 10-K and Form 10-Q reports filed with the Securities and Exchange Commission.

Fossil, Inc. is a design, development, marketing and distribution company that specializes in consumer products predicated on fashion and value. The Company's principal offerings include an extensive line of fashion watches sold under the Company's proprietary and licensed brands. The Company also offers complementary lines of small leather goods, belts, handbags, sunglasses, jewelry and apparel. The Company's products are sold in department stores and specialty retail stores in over 90 countries around the world, in addition to the Company's e-commerce website at www.fossil.com. Certain product, press release and SEC filing information concerning the Company is available at the website.

All share and per share data presented below has been adjusted to reflect the three-for-two stock split distributed to stockholders on April 8, 2004.

                                                      FOR THE 13     FOR THE 13     FOR THE 52     FOR THE 52
                                                     WEEKS ENDED    WEEKS ENDED    WEEKS ENDED    WEEKS ENDED
                                                     ------------   ------------   ------------   ------------
CONSOLIDATED INCOME STATEMENT DATA                   DECEMBER 31,    JANUARY 1,    DECEMBER 31,    JANUARY 1,
(in 000's):                                              2005           2005           2005           2005
--------------------------------------------------   ------------   ------------   ------------   ------------
Net sales ........................................   $    324,203   $    318,400   $  1,040,468   $    959,960
Cost of sales ....................................        163,689        146,379        506,761        455,919
                                                     ------------   ------------   ------------   ------------
Gross profit .....................................        160,514        172,021        533,707        504,041
Selling expenses .................................         98,282         96,221        315,045        274,842
Administrative exp. ..............................         28,847         27,460        109,270         93,840
                                                     ------------   ------------   ------------   ------------
Operating income .................................         33,385         48,340        109,392        135,359
Interest expense .................................            204             16            316             30
Other inc. (exp.) - net ..........................          1,518          4,612         (5,512)         5,773
Tax provision ....................................         12,534         17,864         25,505         50,533
                                                     ------------   ------------   ------------   ------------
Net income .......................................   $     22,165   $     35,072   $     78,059   $     90,569
                                                     ============   ============   ============   ============
Basic earnings per share .........................   $       0.32   $       0.49   $       1.10   $       1.28
                                                     ============   ============   ============   ============
Diluted earnings per share .......................   $       0.31   $       0.47   $       1.07   $       1.22
                                                     ============   ============   ============   ============
Weighted average shares outstanding :
    Basic ........................................         70,178         71,113         70,834         70,672
                                                     ============   ============   ============   ============
    Diluted ......................................         72,119         74,736         73,209         74,462
                                                     ============   ============   ============   ============

                                                     DECEMBER 31,    JANUARY 1,
CONSOLIDATED BALANCE SHEET DATA (in 000's):              2005           2005
--------------------------------------------------   ------------   ------------
Working capital ..................................   $    322,169   $    363,164
Cash, cash equivalents and short-term investments          64,010        191,707
Accounts receivable ..............................        141,958        155,301
Inventories ......................................        241,009        179,167
Total assets .....................................        747,013        783,824
Notes payable - current ..........................          8,552         27,085
Deferred taxes and other long-term liabilities ...         32,537         43,539
Stockholders' equity .............................        526,149        524,000

END OF RELEASE

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